Exhibit 99.1

Red Hat Announces Stock Repurchase Program

    RALEIGH, N.C.--(BUSINESS WIRE)--Sept. 29, 2004--Red Hat, Inc. (NASDAQ: RHAT), the world's leading provider of open source solutions to the enterprise, today announced that its Board of Directors has authorized the repurchase of up to $100 million of the Company's common stock from time to time on the open market or in privately negotiated transactions.
    "We believe, that based on current market prices, our stock is undervalued and that it is in the best interest of our shareholders for us to acquire shares in the open market. In addition, our repurchase program will help to offset dilution associated with our employee stock plans," said Matthew Szulik, Chairman and Chief Executive Officer.
    The timing and the amount of any shares repurchased will be determined by the Company's management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes.
    The repurchase program will be funded using the Company's working capital. As of August 31, 2004, the Company had cash and investments in debt secuirties of approximately $997.7 million.
    Red Hat had approximately 183 million shares of common stock outstanding as of May 31, 2004.

    About Red Hat, Inc.

    Red Hat, the world's leading open source and Linux provider. Red Hat is headquartered in Raleigh, N.C. With satellite offices spanning the globe. Red Hat is leading Linux and open source solutions into the mainstream by making high quality, low cost technology accessible. Red Hat provides operating system software along with middleware, applications and management solutions. Red Hat also offers support, training, and consulting services to its customers worldwide and through top-tier partnerships. Red Hat's Open Source strategy offers customers a long term plan for building infrastructures that are based on and leverage open source technologies with focus on security and ease of management. Learn more: http://www.redhat.com. For investor inquiries, contact Gabriel Szulik at Red Hat, (919) 754-4439.

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for the Company, including statements containing the words "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the factors discussed in our most recent Quarterly Report on Form 10-Q filed with the SEC (a copy of which may be accessed through the SEC's website at http://www.sec.gov), reliance upon strategic relationships, management of growth, the possibility of undetected software errors, the risks of economic downturns generally, and in Red Hat's industry specifically, the risks associated with competition and competitive pricing pressures and the viability of the Internet. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

    CONTACT: Red Hat, Inc.
             Gabriel Szulik, 919-754-4439
             gszulik@redhat.com
             Leigh Day, 919-754-4369
             lday@redhat.com